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EXHIBIT 10-6
SEVENTH AMENDMENT TO AMENDED AND RESTATED MORTGAGE LOAN WAREHOUSING AGREEMENT

     This Seventh Amendment to Amended and Restated Mortgage Loan Warehousing Agreement (the "Amendment") is dated as of March 1, 1998, by and among BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("BOA"), and the other banks signatory hereto from time to time (each a "Lender" and, collectively, the "Lenders"), BOA as agent for the Lenders (in such capacity, the "Agent") and FIRST MORTGAGE CORPORATION, a California corporation (the "Company").

RECITALS

     A. Pursuant to that certain Amended and Restated Mortgage Loan Warehousing Agreement dated as of September 1, 1995 by and among BOA, the Agent and the Company (as amended from time to time, the "Agreement"), BOA agreed to extend credit to the Company on the terms and subject to the conditions set forth therein. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

     B. The Company and the Lenders desire to amend the Agreement in certain respects, all as set forth more particularly herein.

     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

     1. Change in Definition of Credit Limit. To reflect the agreement of the parties to increase the Credit Limit, the definition of "Credit Limit" in Paragraph 11 of the Agreement is amended by replacing "40,000,000" with "$70,000,000."

     2. Elimination of Right to Elect Reference Rate Loans. To reflect the agreement of the parties hereto to eliminate the right of the Company to elect Reference Rate Loans, Paragraphs l (b), (1 (c) and 1(d) of the Agreement are hereby amended to read in their entirety as follows:

     "1(b) Interest Rates Applicable to Loans. All Regular Advances shall be maintained, at the election of the Company made from time to time as permitted herein, as Federal Funds Rate Loans, Eurodollar Rate Loans and/or Established Rate Loans or any combination thereof. All Gestation Advances shall be maintained, at the election of the Company made from time to time as permitted herein, as Federal Funds Rate Loans and/or Established Rate Loans.

     1(c) Calculation of Interest. The Company shall pay interest on Loans outstanding hereunder from the date disbursed to but not including the date of payment calculated on such Lender's Percentage Share of the principal amount of such Loans outstanding during the interest calculation period, at a rate per annum equal to, at the option of and as selected by the Company from time to time (subject to the provisions of Paragraphs 1(e), 1(f), 1(g) and 1(h) below):
(1) with respect to each Loan which is an Established Rate Loan, at the Applicable Established Rate for the applicable computation period, (2) with respect to each Loan which is a Eurodollar Loan, at the Applicable Eurodollar Rate for the applicable Interest Period, and (3) with respect to each Loan which is a Federal Funds Rate Loan, the Applicable Federal Funds Rate.
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     1(d) Payment of Interest. Interest accruing on Loans outstanding hereunder shall be payable directly to each Lender immediately following receipt by the Company from such Lender of an interest billing therefor. Interest accruing on Federal Funds Rate Loans and Established Rate Loans shall be payable monthly, in arrears, as provided in Paragraph 2(d) below; interest accruing on Eurodollar Loans shall be payable at the end of the applicable Interest Period."

     3. Change in Certain Definitions. To reflect the agreement of the parties, the following definitions set forth in Paragraph 11 of the Agreement are amended by restating such specified definitions in their respective entireties as follows:

     "Applicable Federal Funds Rate shall mean the Federal Funds Rate plus one and four-tenths of one percent (1.40%) except that with respect to Gestation Advances it shall mean the Federal Funds Rate plus three-quarters of one percent (0.75%).

     Eurodollar Spread shall mean, with respect to Loans which are made and/or maintained as Eurodollar Loans, one and four-tenths of one percent (1.40%).

     Federal Funds Rate shall mean the rate per annum on overnight Federal funds transactions with members of the Federal Reserve arranged by Federal funds brokers, as made available to and quoted by the Agent on the Business Day and at the time the Regular Advance or the Gestation Advance to be borrowed at a rate based on the Federal Funds Rate is requested.

     Federal Funds Rate Loans shall mean Regular Advances and/or Gestation Advances during such time as they are being made and/or maintained at the Applicable Federal Funds Rate."

     4. Change in Definition of Eligible Committed Non-Conforming Mortgage Loan. To reflect the agreement of the parties to increase the original principal balance cap from $750,000 to $1,000,000 and to increase the Collateral Value of Eligible Committed Non-Conforming Mortgage Loans which may be included in the Borrowing Base, the definition "Eligible Committed Non-Conforming Mortgage Loan" is hereby amended to restate subparagraphs (e), (f) and (g) of such definition in their respective entireties as follows:

     "(e) The original principal balance of said Mortgage Loan did not exceed $1,000,000;

     (f) If the original principal balance of said Mortgage Loan was greater than $750,000, the inclusion of said Mortgage Loan in the Borrowing Base was preapproved in writing by the Agent;

     (g) The Collateral Value of said Mortgage Loan when added to the Collateral Value of all Eligible Committed Non-Conforming Mortgage Loans included in the Borrowing Base does not exceed one hundred percent (100%) of the Credit Limit and, if the original principal balance of said Mortgage Loan is greater than $750,000, the Collateral Value of said Mortgage Loan, when added to the Collateral Value of all Eligible Committed Non-Conforming Mortgage Loans whose respective original principal balances are greater than $750,000 and are included in the Borrowing Base, does not exceed ten percent (10%) of the Credit Limit; and"

     5. Change in Definition of Collateral Value. To reflect the agreement of the parties to reduce the advance rate applicable to Eligible Committed Non-Conforming Mortgage Loans whose respective original principal balances are greater than $750,000 but not in excess of $1,000,000, the definition of "Collateral Value" is hereby amended to restate subparagraph (a) of such definition as follows:
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     "(a)    If such Eligible Mortgage Loan is an Eligible Committed Conforming
Mortgage Loan (other than an Eligible Committed HLTV Loan), an Eligible Committed Non-Conforming Mortgage Loan or an Eligible Gestation Mortgage Loan, ninety-eight percent (98%), and if such Eligible Mortgage Loan is an Eligible Committed HLTV Loan, ninety-five percent (95%), and if such Eligible Mortgage Loan is an Eligible Committed Non-Conforming Mortgage Loan whose original balance is greater than $750,000 but not in excess of $1,000.000, ninety percent (90%) of the lesser of: (1) the unpaid principal balance thereof, (2) the Applicable Take-Out Price multiplied by the unpaid principal balance thereof,
(3) the acquisition price thereof (net of discount and fees associated with yield), and (4) but only if said Mortgage Loan is an Eligible Committed HLTV Loan, an Eligible Committed Non-Conforming Mortgage Loan whose original principal balance is greater than $750,000 but not in excess of $1,000,000, or is secured by a second priority deed of trust (or mortgage), the Fair Market Value of said Mortgage Loan:"

     6. Year 2000 Compliance. To reflect the agreement of the parties to add a representation and warranty regarding year 2000 compliance, a new Paragraph 5(m) is hereby added as follows:

     "5(m) Year 2000 Compliance. The Company, has conducted a comprehensive review and assessment of the Company's computer applications (and made inquiry, of the Company's key suppliers and vendors with respect to the 'year 2000 problem' (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and, based on that review and inquiry, the Company does not believe the year 2000 problem will result in a material adverse change in the Company's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit."

     7. Additional Event of Default. To reflect the agreement of the parties to add an additional Event of Default, a new Paragraph 8(1) is hereby added as follows:

     "8(1) A material adverse change occurs, or is reasonably likely to occur, in the Company's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit."

     8. Reaffirmation of Security Agreement. The Company hereby affirms and agrees that (a) the execution, delivery, and performance by the Company of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the obligations of the Company or the rights of the Secured Parties under the Security Agreement or any other document or instrument made or given by the Company in connection therewith, (b) the term "Obligations" as used in the Security Agreement includes, without limitation, the Obligations of the Company under the Agreement as amended hereby, and (c) the Security Agreement remains in full force and effect in that such agreement constitutes a continuing first priority security interest in and lien upon the Collateral.

Effective Date. This Amendment shall be effective as of the date (the "Effective Date") upon which:

      (a) All parties signatory hereto have executed and delivered this Amendment to the Agent; and

     (b) The Agent has received such board resolutions, incumbency certificates and other additional documentation as it may' request in connection herewith.

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     10.    No Other Amendment Except as expressly amended herein, the Agreement and the other Loan Documents (as amended from time to time) shall remain in full force and effect as currently written.

     11. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     12. Representations and Warranties. The Company hereby represents and warrants to the Agent, the Lenders and the Collateral Agent as follows:

     (a) The Company has the corporate power and authority and the legal right to execute, deliver and perform this Amendment and all documents, instruments and agreements executed and delivered by the Company in connection therewith (collectively, the "Amendment Documents") and has taken all necessary corporate action to authorize the execution, delivery and performance of the Amendment Documents. The Amendment Documents have been duly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (b) At and as of the date of execution hereof and at and as of the Effective Date of this Amendment and both prior to and after giving effect to the Amendment Documents: (1) the representations and warranties of the Company contained in the Agreement are accurate and complete in all respects, and (2) there has not occurred an Event of Default or Potential Default under the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

FIRST MORTGAGE CORPORATION
A California Corporation

By:
Name:  Clement Ziroli
Title:  President

Percentage Shares: 100%

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
A national banking association as Agent and Lender

By:
Name:  Thomas A. Pizurie
Title:  Vice President